Exhibit 23.3
Consent of Independent Auditor
We consent to the incorporation by reference in this registration statement of Form S-3 of Lamar Advertising Company filed on October 31, 2008 of our report dated July 28, 2008, relating to our audits of the consolidated financial statements of Vista Media Group, Inc. as of and for the years ended December 31, 2007 and 2006, which is included in the Current Report on Form 8-K/A filed by Lamar Advertising Company on July 30, 2008. We also consent to the reference to our firm under the caption “Experts” in such registration statement.
/s/ McGladrey & Pullen, LLP
Pasadena, California
October 29, 2008